Exhibit 99.1
N E W S R E L E A S E

MVB Financial Corp. Announces Third Quarter 2025 Results
(FAIRMONT, WV) October 29, 2025 – MVB Financial Corp. (NASDAQ: MVBF) (“MVB Financial,” “MVB” or the “Company”), the holding company for MVB Bank, Inc. (“MVB Bank”), today announced financial results for the third quarter of 2025, with reported net income of $17.1 million, or $1.36 and $1.32 per basic and diluted share, respectively.

Third Quarter 2025 Highlights as Compared to Second Quarter 2025
Completed sale of Victor Technologies, Inc. (“Victor”), generating a pre-tax gain of $34.1 million.
Completed securities repositioning, which, when combined with expense efficiencies from Victor sale, is expected to add $0.30 to $0.35 to annualized EPS.
Net interest income up 3.1%.
Loan growth of 4.9%.
Completed previously announced $10.0 million share repurchase program that included total repurchases of 473,584 shares at an average price of $21.15 per share.
Book value per share and tangible book value per share (“TBVPS”)1 up 9.6% to $26.07 and 9.7% to $25.98, respectively, as of September 30, 2025.
Capital strength further enhanced, asset quality indicators stable.

From Larry F. Mazza, Chief Executive Officer and President, MVB Financial:
“The third quarter was transformative for MVB. The sale of Victor Technologies stands as a powerful validation of our Fintech incubator model — we built and scaled a next-generation payments solution in just four years. The sale of Victor generated substantial shareholder returns, while strengthening our balance sheet and expanding our strategic flexibility.

1See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure later in the release.

“We immediately put that enhanced flexibility to work through a strategic repositioning of our securities portfolio. The securities portfolio repositioning, combined with expense efficiencies expected from the Victor sale, position us to deliver $0.30 to $0.35 in additional annualized earnings per share going forward.

“Our core banking operations remain strong. Net interest income increased on robust loan activity, our loan pipeline is solid entering the fourth quarter and we proactively strengthened our balance sheet by bolstering our allowance for credit losses. Meanwhile, our capital position continues to improve, and our unwavering commitment to shareholder value creation continues, evidenced by growth in tangible book value of 34% over the past three years.

“This quarter exemplifies what MVB does best: disciplined execution, strategic innovation and a relentless focus on sustainable growth.”

THIRD QUARTER 2025 HIGHLIGHTS
•Notable events
•As previously disclosed, MVB announced the execution of a definitive agreement to sell substantially all assets and operations of Victor to Jack Henry & Associates, effective September 30, 2025. The transaction generated a pre-tax gain of approximately $34.1 million, delivering a significant return on a Fintech company founded four years ago in 2021 and incubated within MVB.
•As previously disclosed, MVB announced the implementation of an investment securities repositioning strategy that included the sale of approximately $72.5 million of available-for-sale investment securities. The securities sold had a weighted-average tax-equivalent yield of 1.7% and a weighted-average life of approximately 9.6 years. The sale resulted in a pre-tax loss of approximately $7.6 million recognized in the third quarter. Subsequent to quarter-end, MVB reinvested approximately $70.8 million in proceeds from the securities restructuring in U.S. sponsored mortgage-backed securities and subordinated debt securities with a weighted-average yield of approximately 5.1%.
•The securities repositioning, combined with the expense efficiencies from the sale of Victor, are expected to add approximately $0.30 to $0.35 to earnings per share on an annualized basis.

•Noninterest income and noninterest expense reflect a notable, non-recurring increase because of the previously mentioned notable events.
•Total noninterest income increased $26.7 million, or 335.6%, to $34.6 million relative to the prior quarter, primarily due to a $34.1 million gain on divestiture activity related to the sale of Victor, partially offset by a $7.6 million loss related to the implementation of an investment securities repositioning strategy.
•Total noninterest expense increased $4.8 million, or 16.7%, to $33.3 million relative to the prior quarter, primarily due to higher costs related to the sale of Victor.
•Net interest income growth powered by robust loan growth, partially offset by lower net interest margin.
•Net interest income on a fully tax-equivalent basis, a non-U.S. GAAP financial measure1, increased $0.8 million, or 3.1%, to $26.8 million relative to the prior quarter, primarily reflecting higher average earning asset balances, partially offset by a lower net interest margin.
•Average earning assets increased $161.5 million, or 5.7%, from the prior quarter to $2.99 billion, primarily reflecting higher average loan balances and higher average interest-bearing balances with banks.
•Total loan balances increased $106.1 million, or 4.9%, from the prior quarter to $2.26 billion, primarily due to increased loan demand and improved market conditions.
•Net interest margin on a fully tax-equivalent basis, a non-U.S. GAAP financial measure1, was 3.55%, down 14 basis points from the prior quarter, primarily due to a decline in earning asset yields, including a lower yield on loans, primarily due to loan prepayment activity during the second quarter, as well as lower yields on interest-bearing balances with banks consistent with the Fed funds rate cut during the third quarter, and a $194.2 million increase in the average balance of interest-bearing deposits.
•Total deposits declined $28.3 million to $2.78 billion, down 1.0% compared to the prior quarter-end. Noninterest-bearing (“NIB”) deposits represent 37.0% of total deposits as of September 30, 2025, as compared to 37.4% as of the prior quarter-end. The loan-to-deposit ratio was 81.4% as of September 30, 2025, compared to 76.8% as of the prior quarter-end, reflecting sustained loan growth through the third quarter.
•Off-balance sheet deposits totaled $911.6 million as of September 30, 2025, a decline of $193.5 million, or 17.5%, compared to prior quarter-end, reflecting a decline in certain Banking-as-a-Service deposit relationships.
1See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure later in the release.                                                         3

•A strong and stable foundation.
•The Community Bank Leverage Ratio, Tier 1 Risk-Based Capital Ratio and MVB Bank’s Total Risk-Based Capital Ratio were 11.1%, 14.1% and 15.0%, respectively, compared to 11.4%, 14.6% and 15.5%, respectively, at the prior quarter-end.
•The tangible common equity ratio, a non-U.S. GAAP financial measure1, was 10.1% as of September 30, 2025, compared to 9.3% as of June 30, 2025 and 8.8% as of September 30, 2024.
•Accumulated other comprehensive loss was $15.2 million as of September 30, 2025, compared to $27.9 million as of June 30, 2025. The decrease during the quarter was primarily due to a decrease in the accumulated other comprehensive loss component of the unrealized loss on our available-for-sale investment securities portfolio.
•Book value per share and tangible book value per share, a non-U.S. GAAP measure1, were $26.07 and $25.98, respectively, representing increases of 9.6% and 9.7%, from the prior quarter-end.
•The Company completed the previously announced stock repurchase program and repurchased a total of 473,584 shares, or $10.0 million, representing an average cost of $21.15 per share.
•Nonperforming loans totaled $26.2 million, or 1.2% of total loans, as of September 30, 2025, as compared to $21.1 million, or 1.0% of total loans, as of June 30, 2025. The increase in nonperforming loans during the third quarter was due to one commercial and industrial credit in the manufacturing sector that management believes is well-secured.
•Criticized loans as a percentage of total loans were 4.1% as of September 30, 2025, compared to 5.2% as of June 30, 2025. Classified loans as a percentage of total loans were 2.4% as of September 30, 2025, compared to 3.0% as of June 30, 2025.
•Net charge-offs were $0.7 million, or 0.1% annualized of loans, for the third quarter, compared to $0.2 million, or 0.04% annualized of loans, for the prior quarter.
•Provision for credit losses totaled $4.4 million, compared to $2.0 million for the prior quarter. Provision for the third quarter reflects specific reserves of $1.2 million associated with one credit that was downgraded, a $1.0 million write-down of a Fintech investment that had been classified as an available-for-sale security, enhancements to the qualitative adjustments used in our current expected credit loss (“CECL”) model and loan growth experienced during the quarter. The allowance for credit losses for loans was 1.03% of total loans at September 30, 2025, compared to 0.97% at June 30, 2025.

1See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure later in the release.                                                         4

INCOME STATEMENT
Net interest income on a fully tax-equivalent basis totaled $26.8 million for the third quarter of 2025, an increase of $0.8 million, or 3.1%, from the second quarter of 2025 and a decline of $0.02 million, or 0.1%, from the third quarter of 2024.

Interest income increased $1.8 million, or 4.3%, from the second quarter of 2025 and declined $2.4 million, or 5.2%, from the third quarter of 2024. The increase in interest income relative to the prior quarter reflects increases in interest income from loans and cash due to the higher overall balances of loans and cash and higher interest income on investment security balances due to higher interest rates earned on these investments. The decline in interest income relative to the same period a year ago reflects lower interest income from loans and cash due to the impact of lower interest rates on interest income from loans and cash balances, partially offset by higher interest income on investment securities balances due to higher rates earned on these investments and a higher overall balance of investment securities.

Interest expense increased $1.0 million, or 6.3%, from the second quarter of 2025 and declined $2.4 million, or 11.9%, from the third quarter of 2024. The cost of funds was 2.39% for the third quarter of 2025, a decline of two basis points compared to 2.41% for the second quarter of 2025 and 38 basis points compared to 2.77% for the third quarter of 2024. The lower cost of funds compared to the prior quarter reflects a shift in the mix of average deposits. Relative to the same period a year ago, the decline reflects the impact of lower interest rates on our deposits and a shift in the mix of average deposits.

On a tax-equivalent basis1, net interest margin for the third quarter of 2025 was 3.55%, a decline of 14 basis points versus the second quarter of 2025 and a decline of six basis points versus the third quarter of 2024. The decline in net interest margin relative to the prior quarter primarily reflects a decline in earning asset yields, due to lower loan yields, lower yields on cash balances and an increase in lower-yielding cash balances. The decline in net interest margin relative to the same period a year ago reflected a decline in the yield on earning assets, primarily driven by the impact of lower interest rates, which outpaced the decline in the cost of interest-bearing liabilities.
Noninterest income totaled $34.6 million for the third quarter of 2025, an increase of $26.7 million from the second quarter of 2025 and $28.0 million from the third quarter of 2024. The increase compared to the prior quarters is primarily attributable to the $34.1 million gain on divestiture activity related to the sale of Victor, partially offset by a $7.5 million net loss on the sale of available-for-sale investment securities during the third quarter of 2025.
1See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure later in the release.                                                         5

Noninterest expense totaled $33.3 million for the third quarter of 2025, an increase of $4.8 million from the second quarter of 2025 and $3.8 million from the third quarter of 2024. The increase from the second quarter of 2025 primarily reflects an increase of $5.6 million in salaries and employee benefits, partially offset by declines of $0.5 million in professional fees and $0.3 million in travel, entertainment, dues and subscriptions. The increase from the third quarter of 2024 primarily reflects increases of $4.7 million in salaries and employee benefits, $0.8 million in other operating expenses and $0.3 million in software costs, partially offset by declines of $1.7 million in professional fees and $0.3 million in equipment depreciation and maintenance.

BALANCE SHEET
Loans totaled $2.26 billion as of September 30, 2025, an increase of $106.1 million, or 4.9%, from June 30, 2025, and $88.1 million, or 4.1%, from September 30, 2024. The increase in loan balances relative to the prior quarter primarily reflects stronger loan demand and improved market conditions.

Deposits totaled $2.78 billion as of September 30, 2025, a decline of $28.3 million, or 1.0%, from June 30, 2025, and $225.6 million, or 7.5%, from September 30, 2024. The decline in deposits relative to the prior quarter primarily reflects a $27.6 million decline in certificates of deposit (“CDs”). Relative to the same period a year ago, the decline in total deposits primarily reflects a $254.4 million decline in CDs, inclusive of a $218.2 million, or 41.7%, decline in brokered CDs.

NIB deposits totaled $1.03 billion as of September 30, 2025, a decline of $22.9 million, or 2.2%, from June 30, 2025 and an increase $38.1 million, or 3.9%, from September 30, 2024. NIB deposits represented 37.0% of total deposits as of September 30, 2025, compared to 37.4% of total deposits at the prior quarter-end and 33.0% for the same period a year ago.

Off-balance sheet deposits totaled $911.6 million as of September 30, 2025, a decline of $193.5 million, or 17.5%, compared to $1.11 billion at June 30, 2025 and a decline of $532.0 million, or 36.9%, from $1.44 billion at September 30, 2024. The decline in off-balance sheet deposits relative to the prior periods reflects a decrease in certain Banking-as-a-Service deposit relationships. Off-balance sheet deposit networks are utilized to generate fee income, enhance capital efficiency and manage liquidity and concentration risk.

CAPITAL
The Community Bank Leverage Ratio was 11.1% as of September 30, 2025, compared to 11.4% as of June 30, 2025 and 10.9% as of September 30, 2024. MVB’s Tier 1 Risk-Based Capital Ratio was 14.1% as of September

30, 2025, compared to 14.6% as of June 30, 2025 and 14.9% as of September 30, 2024. The Bank’s Total Risk-Based Capital Ratio was 15.0% as of September 30, 2025, compared to 15.5% as of June 30, 2025 and 15.7% as of September 30, 2024.

The tangible common equity ratio, a non-U.S. GAAP financial measure1, was 10.1% as of September 30, 2025, compared to 9.3% as of June 30, 2025 and 8.8% as of September 30, 2024.

The Company issued a quarterly cash dividend of $0.17 per share during the third quarter of 2025, consistent with the second quarter of 2025 and the third quarter of 2024.

During the nine months ended September 30, 2025, the Company completed the previously disclosed stock repurchase program and repurchased a total of 473,584 shares, or $10.0 million, representing an average cost of $21.15 per share.

ASSET QUALITY
Nonperforming loans totaled $26.2 million, or 1.2% of total loans, as of September 30, 2025, as compared to $21.1 million, or 1.0% of total loans, as of June 30, 2025, and $28.6 million, or 1.3% of total loans, as of September 30, 2024. The increase in nonperforming loans during the third quarter was primarily due to one commercial and industrial credit in the manufacturing sector that management believes is well-secured. Criticized loans as a percentage of total loans were 4.1% as of September 30, 2025, compared to 5.2% as of June 30, 2025 and 5.7% as of September 30, 2024. The decline in criticized loans from the prior periods primarily reflects a commercial real estate loan with a balance of $18.0 million as of June 30, 2025 that was paid off in July 2025. Classified loans as a percentage of total loans were 2.4% as of September 30, 2025, compared to 3.0% as of June 30, 2025 and 3.4% as of September 30, 2024.

Net charge-offs were $0.7 million, or 0.1% annualized of total loans, for the third quarter of 2025, compared to $0.2 million, or 0.04% annualized of total loans, for the second quarter of 2025 and $0.7 million, or 0.1% annualized of total loans, the third quarter of 2024.

The provision for credit losses totaled $4.4 million, compared to $2.0 million for the prior quarter ended June 30, 2025 and $1.0 million for the quarter ended September 30, 2024. The provision for the quarter ended September 30, 2025 reflects specific reserves of $1.2 million associated with one credit that was downgraded, a $1.0 million write-down of a Fintech investment that had been classified as an available-for-sale security, enhancements to qualitative adjustments used in the CECL model and loan growth. The allowance for credit losses for loans was 1.03% of total loans at September 30, 2025, compared to 0.97% at June 30, 2025 and 0.99% at September 30, 2024.

About MVB Financial Corp.
MVB Financial, the holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® (“Nasdaq”) under the ticker “MVBF.”

MVB Financial is a financial holding company headquartered in Fairmont, West Virginia. Through its subsidiary, MVB Bank, and MVB Bank’s subsidiaries, MVB Financial provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond.

Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services.

For more information about MVB Financial, please visit ir.mvbbanking.com.

Forward-Looking Statements
MVB Financial has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this press release that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about the future and are subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “could,” “should,” “would,” “will,” “plans,” “believes,” “estimates,” “expects,” “anticipates,” “intends,” “continues” or the negative of those terms or similar expressions. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in forward-looking statements. Therefore, undue reliance should not be placed upon any forward-looking statements. Those factors include but are not limited to: market, economic, operational, liquidity and credit risk; changes in market interest rates; inability to successfully execute business plans, including strategies related to investments in Fintech companies; competition; unforeseen events, such as pandemics or natural disasters, and any governmental or societal responses thereto; changes in economic, business and political conditions, including, without limitation, the imposition of international trade policies and any retaliatory responses thereto; changes in demand for loan products and deposit flow; changes in deposit classifications;

operational risks and risk management failures; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as its other filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, the Company disclaims any obligation to update, revise or correct any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this earnings release should be directed to:

MVB Financial Corp.
Michael R. Sumbs, Executive Vice President and Chief Financial Officer
(844) 682-2265
msumbs@mvbbanking.com

Amy Baker, VP, Corporate Communications and Marketing
(844) 682-2265
abaker@mvbbanking.com

Non-U.S. GAAP Financial Measures
This document contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management uses these non-U.S. GAAP measures in its analysis of the Company’s performance. These measures should not be considered a substitute for U.S. GAAP basis measures, nor should they be viewed as a substitute for operating results determined in accordance with U.S. GAAP. Management believes the presentation of non-U.S. GAAP financial measures that exclude the impact of specified items provide useful supplemental information that is essential to a proper understanding of the Company’s financial condition and results. Non-U.S. GAAP measures are not formally defined under U.S. GAAP, and other entities may use calculation methods that differ from those used by the Company. As a complement to U.S. GAAP financial measures, management believes these non-U.S. GAAP financial measures assist investors in comparing the financial condition and results of operations of financial institutions due to the industry prevalence of such non-U.S. GAAP measures. See the tables below for a reconciliation of these non-U.S. GAAP measures to the most directly comparable U.S. GAAP financial measures.

MVB Financial Corp.
Financial Highlights
Consolidated Statements of Income
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly			Year-to-Date
	2025	2025	2024	2025	2024
	Third Quarter	Second Quarter	Third Quarter
Interest income	$44,220	$42,384	$46,627	$129,833	$142,784
Interest expense	17,647	16,604	20,042	50,804	58,490
Net interest income	26,573	25,780	26,585	79,029	84,294
Provision for credit losses	4,427	1,990	959	6,594	3,210
Net interest income after provision for credit losses	22,146	23,790	25,626	72,435	81,084

Total noninterest income	34,612	7,945	6,657	49,565	21,633

Noninterest expense:
Salaries and employee benefits	21,399	15,801	16,722	53,612	49,160
Other expense	11,932	12,768	12,763	36,989	39,446
Total noninterest expenses	33,331	28,569	29,485	90,601	88,606

Income before income taxes	23,427	3,166	2,798	31,399	14,111
Income taxes	6,291	1,164	642	8,702	3,304
Net Income, before noncontrolling interest	17,136	2,002	2,156	22,697	10,807
Net (income) loss attributable to noncontrolling interest	—	—	(76)	18	(156)
Net income available to common shareholders	$17,136	$2,002	$2,080	$22,715	$10,651

Earnings per share - basic	$1.36	$0.16	$0.16	$1.77	$0.83
Earnings per share - diluted	$1.32	$0.15	$0.16	$1.73	$0.81

Noninterest Income
(Unaudited) (Dollars in thousands)

	Quarterly			Year-to-Date
	2025	2025	2024	2025	2024
	Third Quarter	Second Quarter	Third Quarter
Card acquiring income	$500	$498	$336	$1,547	$924
Service charges on deposits	970	1,075	1,088	3,203	3,714
Interchange income	2,283	3,080	2,428	8,641	7,844
Total payment card and service charge income	3,753	4,653	3,852	13,391	12,482

Equity method investments income	2,395	2,315	746	5,355	102
Compliance and consulting income	56	6	1,291	563	3,565
Income (loss) on sale of loans	—	(80)	26	(149)	26
Investment portfolio gains (losses)	(6,638)	(166)	498	(7,112)	1,224
Gain on divestiture activity	34,086	—	—	34,694	—
Loss on disposal of assets	(47)	(15)	—	(404)	(68)
Other noninterest income	1,007	1,232	244	3,227	4,302

Total noninterest income	$34,612	$7,945	$6,657	$49,565	$21,633

Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in thousands)

	September 30, 2025	June 30, 2025	September 30, 2024
Cash and cash equivalents	$300,042	$399,379	$610,911
Investment securities available-for-sale	324,709	396,555	374,828
Equity securities	44,199	43,923	41,760
Loans receivable	2,259,386	2,153,309	2,171,272
Less: Allowance for credit losses	(23,322)	(20,785)	(21,499)
Loans receivable, net	2,236,064	2,132,524	2,149,773
Premises and equipment, net	10,351	10,877	18,838
Other assets	317,588	240,750	222,646
Total assets	$3,232,953	$3,224,008	$3,418,756

Noninterest-bearing deposits	$1,027,231	$1,050,104	$989,144
Interest-bearing deposits	1,748,847	1,754,319	2,012,504
Subordinated debt	73,976	73,912	73,725
Other liabilities	55,147	43,358	40,183
Total liabilities	2,905,201	2,921,693	3,115,556

Common stock	13,892	13,877	13,776
Additional paid-in capital	167,608	166,078	163,532
Retained earnings	188,350	173,350	164,978
Accumulated other comprehensive loss	(15,239)	(27,869)	(22,459)
Treasury stock	(26,859)	(23,121)	(16,741)
Noncontrolling interest	—	—	114
Total Stockholders’ equity	327,752	302,315	303,200
Total liabilities and stockholders’ equity	$3,232,953	$3,224,008	$3,418,756

Average Balances and Interest Rates
(Unaudited) (Dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing balances with banks	$410,979	$4,396	4.24%	$332,265	$3,592	4.34%	$400,330	$5,218	5.19%
Investment securities:
Taxable	299,747	3,144	4.16	305,600	2,828	3.71	258,151	1,846	2.84
Tax-exempt [1]	94,081	822	3.47	96,135	819	3.42	104,769	867	3.29
Loans: [2]
Commercial	1,589,996	29,194	7.28	1,488,610	28,371	7.64	1,553,666	31,136	7.97
Tax-exempt [1]	2,588	29	4.45	2,719	29	4.28	3,129	34	4.32
Real estate	527,420	5,638	4.24	538,595	5,826	4.34	558,691	6,446	4.59
Consumer	61,642	1,177	7.58	61,022	1,096	7.20	68,337	1,269	7.39
Total loans	2,181,646	36,038	6.55	2,090,946	35,322	6.78	2,183,823	38,885	7.08
Total earning assets	2,986,453	44,400	5.90	2,824,946	42,561	6.04	2,947,073	46,816	6.32
Less: Allowance for credit losses	(21,157)			(19,459)			(22,043)
Cash and due from banks	11,012			8,215			4,638
Other assets	299,774			300,378			284,640
Total assets	$3,276,082			$3,114,080			$3,214,308

Liabilities
Deposits:
NOW	$746,687	$5,676	3.02%	$658,490	$4,966	3.02%	$534,494	$4,422	3.29%
Money market checking	486,684	3,216	2.62	358,968	2,284	2.55	434,174	3,378	3.10
Savings	151,801	1,249	3.26	117,123	920	3.15	116,861	883	3.01
IRAs	7,410	67	3.59	7,414	68	3.68	8,164	91	4.43
CDs	601,020	6,628	4.38	657,367	7,545	4.60	800,986	10,440	5.19
Repurchase agreements and federal funds sold	3,309	14	1.68	4,081	24	2.36	3,589	19	2.11
FHLB and other borrowings	145	—	—	8	—	—	44	—	—
Subordinated debt	73,951	797	4.28	73,890	797	4.33	73,702	809	4.37
Total interest-bearing liabilities	2,071,007	17,647	3.38	1,877,341	16,604	3.55	1,972,014	20,042	4.04
Noninterest-bearing demand deposits	862,124			886,657			910,787
Other liabilities	43,482			44,021			37,591
Total liabilities	2,976,613			2,808,019			2,920,392

Stockholders’ equity
Common stock	13,883			13,825			13,776
Paid-in capital	166,488			165,611			163,189
Treasury stock	(25,578)			(18,029)			(16,741)
Retained earnings	172,258			173,394			160,694
Accumulated other comprehensive loss	(27,582)			(28,740)			(27,069)
Total stockholders’ equity attributable to parent	299,469			306,061			293,849
Noncontrolling interest	—			—			67
Total stockholders’ equity	299,469			306,061			293,916
Total liabilities and stockholders’ equity	$3,276,082			$3,114,080			$3,214,308

Net interest spread (tax-equivalent)			2.52%			2.49%			2.28%
Net interest income and margin (tax-equivalent)[1]		$26,753	3.55%		$25,957	3.69%		$26,774	3.61%
Less: Tax-equivalent adjustments		(180)			(177)			(189)
Net interest spread			2.49%			2.47%			2.25%
Net interest income and margin		$26,573	3.53%		$25,780	3.66%		$26,585	3.59%
1In order to make pre-tax income and resultant yields on tax-exempt loans and investment securities comparable to those on taxable loans and investment securities, a tax-equivalent adjustment has been computed using a Federal tax rate of 21% for the periods presented, which is a non-U.S. GAAP financial measure. See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure included in the tables on page 17.
2 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.

	Nine Months Ended			Nine Months Ended
	September 30, 2025			September 30, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing balances with banks	$396,125	$12,722	4.29%	$443,475	$17,624	5.31%
Investment securities:
Taxable	310,905	8,730	3.75	252,423	5,494	2.91
Tax-exempt [1]	97,376	2,497	3.43	104,622	2,436	3.11
Loans: [2]
Commercial	1,523,973	85,584	7.51	1,592,295	94,112	7.89
Tax-exempt [1]	2,710	89	4.39	3,254	106	4.35
Real estate	537,305	17,326	4.31	565,923	19,450	4.59
Consumer	61,869	3,429	7.41	73,039	4,095	7.49
Total loans	2,125,857	106,428	6.69	2,234,511	117,763	7.04
Total earning assets	2,930,263	130,377	5.95	3,035,031	143,317	6.31
Less: Allowance for loan losses	(20,088)			(22,298)
Cash and due from banks	8,750			4,856
Other assets	309,504			308,351
Total assets	$3,228,429			$3,325,940

Liabilities
Deposits:
NOW	$642,378	$13,776	2.87%	$518,595	$13,490	3.47%
Money market checking	394,352	7,593	2.57	414,453	10,474	3.38
Savings	119,843	2,750	3.07	130,848	3,468	3.54
IRAs	7,514	216	3.84	7,958	246	4.13
CDs	690,273	23,966	4.64	735,883	28,097	5.10
Repurchase agreements and federal funds sold	3,520	53	2.01	3,334	23	0.92
FHLB and other borrowings	1,738	59	4.54	29	2	5.99
Senior term loan[3]	—	—	—	3,146	264	11.21
Subordinated debt	73,890	2,391	4.33	73,634	2,426	4.40
Total interest-bearing liabilities	1,933,508	50,804	3.51	1,887,880	58,490	4.14
Noninterest-bearing demand deposits	946,335			1,109,089
Other liabilities	45,376			38,566
Total liabilities	2,925,219			3,035,535

Stockholders’ equity
Common stock	13,835			13,722
Paid-in capital	165,695			162,416
Treasury stock	(20,148)			(16,741)
Retained earnings	172,012			161,113
Accumulated other comprehensive loss	(28,196)			(29,965)
Total stockholders’ equity attributable to parent	303,198			290,545
Noncontrolling interest	12			(140)
Total stockholders’ equity	303,210			290,405
Total liabilities and stockholders’ equity	$3,228,429			$3,325,940

Net interest spread (tax-equivalent)			2.44%			2.17%
Net interest income and margin (tax-equivalent) [1]		$79,573	3.63%		$84,827	3.73%
Less: Tax-equivalent adjustments		$(544)			$(533)
Net interest spread			2.41%			2.14%
Net interest income and margin		$79,029	3.61%		$84,294	3.71%
1 In order to make pre-tax income and resultant yields on tax-exempt loans and investment securities comparable to those on taxable loans and investment securities, a tax-equivalent adjustment has been computed using a Federal tax rate of 21% for the periods presented, which is a non-GAAP financial measure. See the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure included in the tables on page 17.
2 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.
3 The senior term loan was paid off in May 2024 and the unamortized debt issuance costs were recorded as interest expense upon the repayment.

Selected Financial Data
(Unaudited) (Dollars in thousands, except share and per share data)

	Quarterly				Year-to-Date
	2025	2025	2024		2025	2024
	Third Quarter	Second Quarter	Third Quarter
Earnings and Per Share Data:
Net income	$17,136	$2,002	$2,080		$22,715	$10,651
Earnings per share - basic	$1.36	$0.16	$0.16		$1.77	$0.83
Earnings per share - diluted	$1.32	$0.15	$0.16		$1.73	$0.81
Cash dividends paid per common share	$0.17	$0.17	$0.17		$0.51	$0.51
Book value per common share	$26.07	$23.78	$23.44		$26.07	$23.44
Tangible book value per common share [1]	$25.98	$23.68	$23.20		$25.98	$23.20
Weighted-average shares outstanding - basic	12,615,475	12,912,113	12,927,962		12,824,037	12,874,311
Weighted-average shares outstanding - diluted	13,010,527	13,121,436	13,169,011		13,099,196	13,121,245

Performance Ratios:
Return on average assets [2]	2.1%	0.3%	0.3%		0.9%	0.4%
Return on average equity [2]	22.9%	2.6%	2.8%		10.0%	4.9%
Net interest margin 3 4	3.55%	3.69%	3.61%		3.63%	3.73%
Efficiency ratio [5]	54.5%	84.7%	88.7%		70.5%	83.6%
Overhead ratio 2 6	4.1%	3.7%	3.7%		3.7%	3.6%
Equity to assets	10.1%	9.4%	8.9%		10.1%	8.9%

Asset Quality Data and Ratios:
Charge-offs	$967	$628	$1,392		$2,982	$5,080
Recoveries	$295	$445	$681		$1,270	$2,204
Net loan charge-offs to total loans [2,7]	0.1%	—%	0.1%		0.1%	0.2%
Allowance for credit losses	$23,322	$20,785	$21,499		$23,322	$21,499
Allowance for credit losses to total loans	1.03%	0.97%	0.99%	0.99%	1.03%	0.99%
Nonperforming loans	$26,214	$21,055	$28,556		$26,214	$28,556
Nonperforming loans to total loans	1.2%	1.0%	1.3%		1.2%	1.3%

Mortgage Company Equity Method Investees Production Data[8]:
Mortgage pipeline	$1,174,362	$1,128,738	$1,048,865		$1,174,362	$1,048,865
Loans originated	$1,546,353	$1,352,603	$1,469,223		$4,209,658	$3,902,717
Loans closed	$1,014,469	$882,361	$937,333		$2,784,853	$2,419,488
Loans sold	$702,938	$699,036	$655,668		$2,046,657	$2,210,818
1 Common equity less total goodwill and intangibles per common share, a non-U.S. GAAP measure. See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure included in the tables on page 17
2 Annualized for the quarterly periods presented.
3 Net interest income as a percentage of average interest-earning assets.
4 Presented on a fully tax-equivalent basis, a non-U.S. GAAP financial measure.
5 Noninterest expense as a percentage of net interest income and noninterest income.
6 Noninterest expense as a percentage of average assets.
7 Ratio of charge-offs, less recoveries to total loans.
8 Information is related to Intercoastal Mortgage Company, LLC and Warp Speed Holdings LLC, entities in which MVB has an ownership interest that are accounted for as equity method investments.

Non-U.S. GAAP Reconciliation: Net Interest Income and Net Interest Margin on a Fully Tax-Equivalent Basis
The following table reconciles, for the periods shown below, net interest income and net interest margin on a fully tax-equivalent basis:

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net interest margin - U.S. GAAP basis
Net interest income	$26,573	$25,780	$26,585	$79,029	$84,294
Average interest-earning assets	$2,986,453	$2,824,946	$2,947,073	$2,930,263	$3,035,031
Net interest margin	3.53%	3.66%	3.59%	3.61%	3.71%

Net interest margin - non-U.S. GAAP basis
Net interest income	$26,573	$25,780	$26,585	$79,029	$84,294
Impact of fully tax-equivalent adjustment	180	177	189	544	533
Net interest income on a fully tax-equivalent basis	$26,753	$25,957	$26,774	$79,573	$84,827
Average interest-earning assets	$2,986,453	$2,824,946	$2,947,073	$2,930,263	$3,035,031
Net interest margin on a fully tax-equivalent basis	3.55%	3.69%	3.61%	3.63%	3.73%

Non-U.S. GAAP Reconciliation: Tangible Book Value per Common Share and Tangible Common Equity Ratio
(Unaudited) (Dollars in thousands, except per share data)

	September 30, 2025	June 30, 2025	September 30, 2024
Tangible Book Value per Common Share
Goodwill	$1,200	$1,200	$2,838
Intangibles	—	—	285
Total intangibles	$1,200	1,200	3,123

Total equity attributable to parent	$327,752	302,315	303,086
Less: Total intangibles	(1,200)	(1,200)	(3,123)
Tangible common equity	$326,552	$301,115	$299,963

Tangible common equity	$326,552	$301,115	$299,963
Common shares outstanding (000s)	12,570	12,715	12,928
Tangible book value per common share	$25.98	$23.68	$23.20

Tangible Common Equity Ratio
Total assets	$3,232,953	$3,224,008	$3,418,756
Less: Total intangibles	(1,200)	(1,200)	(3,123)
Tangible assets	$3,231,753	$3,222,808	$3,415,633

Tangible assets	$3,231,753	$3,222,808	$3,415,633
Tangible common equity	$326,552	$301,115	$299,963
Tangible common equity ratio	10.1%	9.3%	8.8%